Exhibit 99.1

May 7, 2020

Drive Shack Announces First Quarter 2020 Results
Provides Business and Financial Liquidity Update

NEW YORK, May 7, 2020 -- Drive Shack Inc. (the “Company”) (NYSE: DS) announced financial results for the first quarter ended March 31, 2020. The Company also provided an update on the impact of the COVID-19 pandemic on its business, together with measures the Company has taken to reduce cash expenditures.

Hana Khouri, Chief Executive Officer and President of the Company, stated, “While it is undeniable that the pandemic presents us with a challenge like we have never seen, we used this as an opportunity to rationalize our business and adapt our operating model, leaving ourselves poised to reopen safely, responsibly and efficiently.”

“We believe these measures, coupled with our relatively unlevered balance sheet, will distinguish us from other experiential businesses and provide a platform for solid growth going forward,” Khouri continued.

Business Update

By the end of March, all 4 of the Company’s golf entertainment venues and 57 of 61 of its owned, leased or managed traditional golf courses were closed as mandated shutdowns and stay-at-home orders went into effect across the country.

As it prepares for reopening golf entertainment venues, the Company remains focused on safeguarding the health of its employees, guests and communities.  It has invested in supplies and protocols intended to keep guests and employees safe and comfortable, including antibody testing, temperature checks, masks and gloves.

“While we cannot predict with certainty when state governments will give us the green light to reopen our Drive Shack venues, early indications suggest that some locations could be open as early as May 2020,” said Khouri.

The Company’s traditional golf business is starting to show signs of resurgence. As of May 7, 2020, the Company has opened 31 of its  61 owned, leased or managed courses. Across the courses that are open, demand for traditional golf appears to be strong, as guests seek a social outlet that allows them to maintain distance.

Financial Liquidity Update

As of April 30, 2020, the Company had approximately $14 million of unrestricted cash on hand. In order to preserve cash savings, the Company furloughed over 4,000 employees across operations and the corporate office, deferred the payment of 2019 annual employee bonuses, temporarily suspended the quarterly cash dividend on the Company’s preferred stock and halted new construction.  In addition, the Company is in discussion with all of its landlords relating to rent deferral and forgiveness.

First Quarter Results (unaudited)

Three Months Ended March 31, 2020 compared to the Three Months Ended March 31, 2019
($ in thousands, except for per share data):

	Three Months Ended
	March 31, 2020	March 31, 2019
Total revenues	$61,135	$53,952
Loss applicable to common stockholders	$(18,757)	$(15,995)
Loss applicable to Common Stock, per share
Basic	$(0.28)	$(0.24)
Diluted	$(0.28)	$(0.24)

For the three months ended March 31, 2020, the Company reported a loss of $19 million, or ($0.28) per share, compared to a loss of $16 million, or ($0.24) share, in the corresponding period of the prior year.

Conference Call Friday, May 8, 2020
Management will hold a conference call to discuss these results Friday, May 8th at 8:00 a.m. Eastern Time.  The conference call can be accessed over the phone by dialing 1-866-913-6930 (from within the U.S.) or 1-409-983-9881 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference conference ID “6275653.”

A copy of the earnings release will be posted to the Investor Relations section of Drive Shack Inc.’s website, http://ir.driveshack.com.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at http://ir.driveshack.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.
A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:30 P.M. Eastern Time on Friday, May 22, 2020 by dialing 1-800-585-8367 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference conference ID “6275653.”

Additional Information
For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, http://ir.driveshack.com. For consolidated information, please refer to the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, which are available on the Company’s website, http://ir.driveshack.com.

About Drive Shack
Drive Shack Inc. is a leading owner and operator of golf-related leisure and “eatertainment” businesses.

Forward-Looking Statements: The Company cautions that this release contains forward-looking statements, including, without limitation, statements relating to our expected results of operations and the impact on our business and operations of the global spread of the novel coronavirus outbreak. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by the uncertain and unprecedented impact of the coronavirus on our business and operations and the related impact on our liquidity needs; our ability to continue as a going concern; our ability to access other funding sources; the duration of government-mandated and voluntary shutdowns; the speed with which our venues safely can be reopened and the level of customer demand following reopening; the economic impact of the coronavirus and related disruptions on the communities we serve; our overall level of indebtedness and leverage; general business and economic conditions, including as a result of the coronavirus; the impact of competition; the seasonality of the Company’s business; adverse weather conditions; guest and employee complaints and litigation; labor costs and availability; changes in consumer and corporate spending, including as a result of the coronavirus; changes in demographic trends; changes in governmental regulations; unfavorable publicity, our ability to open new venues, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Consolidated Balance Sheets
(dollars in thousands, except share data)

	(Unaudited) March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$16,785	$28,423
Restricted cash	3,041	3,103
Accounts receivable, net of allowance of $904 and $1,082, respectively	4,190	5,249
Real estate assets, held-for-sale, net	16,970	16,948
Real estate securities, available-for-sale	3,103	3,052
Other current assets	13,966	17,521
Total current assets	58,055	74,296
Restricted cash, noncurrent	513	438
Property and equipment, net of accumulated depreciation	184,219	179,641
Operating lease right-of-use assets	212,246	215,308
Intangibles, net of accumulated amortization	16,780	17,565
Other investments	24,365	24,020
Other assets	5,245	4,723
Total assets	$501,423	$515,991

Liabilities and Equity
Current liabilities
Obligations under finance leases	$6,004	$6,154
Membership deposit liabilities	10,784	10,791
Accounts payable and accrued expenses	31,242	25,877
Deferred revenue	25,118	26,268
Real estate liabilities, held-for-sale	4	4
Other current liabilities	23,367	23,964
Total current liabilities	96,519	93,058
Credit facilities and obligations under finance leases - noncurrent	12,468	13,125
Operating lease liabilities - noncurrent	185,802	187,675
Junior subordinated notes payable	51,190	51,192
Membership deposit liabilities, noncurrent	97,648	95,805
Deferred revenue, noncurrent	6,389	6,283
Other liabilities	3,496	3,278
Total liabilities	$453,512	$450,416

Commitments and contingencies

Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 1,347,321 shares of 9.75% Series B Cumulative Redeemable Preferred Stock, 496,000 shares of 8.05% Series C Cumulative Redeemable Preferred Stock, and 620,000 shares of 8.375% Series D Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, issued and outstanding as of March 31, 2020 and December 31, 2019	61,583	61,583
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 67,070,513 and 67,068,751 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	671	671
Additional paid-in capital	3,177,384	3,177,183
Accumulated deficit	(3,193,399)	(3,175,572)
Accumulated other comprehensive income	1,672	1,710
Total equity	$47,911	$65,575

Total liabilities and equity	$501,423	$515,991

Consolidated Statements of Operations (unaudited)
(dollars in thousands, except share data)

	Three Months Ended March 31,
	2020	2019
Revenues
Golf operations	$48,625	$44,706
Sales of food and beverages	12,510	9,246
Total revenues	61,135	53,952
Operating costs
Operating expenses	54,367	47,723
Cost of sales - food and beverages	3,655	2,698
General and administrative expense	9,818	11,619
Depreciation and amortization	6,794	4,924
Pre-opening costs	552	1,179
Impairment and other losses	792	4,088
Total operating costs	75,978	72,231
Operating loss	(14,843)	(18,279)

Other income (expenses)
Interest and investment income	130	344
Interest expense, net	(2,745)	(2,153)
Other income (loss), net	367	5,488
Total other income (expenses)	(2,248)	3,679
Loss before income tax	(17,091)	(14,600)
Income tax expense	271	—
Net Loss	(17,362)	(14,600)
Preferred dividends	(1,395)	(1,395)
Loss Applicable to Common Stockholders	$(18,757)	$(15,995)

Loss Applicable to Common Stock, per share
Basic	$(0.28)	$(0.24)
Diluted	$(0.28)	$(0.24)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	67,069,534	67,027,104
Diluted	67,069,534	67,027,104

For Investor Relations Inquiries:

Austin Pruitt
Head of Investor Relations
646-585-5591
IR@driveshack.com